Exhibit 6.44

SECOND AMENDMENT TO PROMISSORY NOTE

THIS SECOND AMENDMENT TO PROMISSORY NOTE (this “Second Amendment”) is executed effective as of the 1st day of August, 2018 (the “Effective Date”), by and between Elio Motors, Inc. (“Maker”) and Revitalizing Auto Communities Environmental Response Trust (“Holder”).

RECITALS

A.          Pursuant to a Promissory Note made by Maker payable to the order of Holder dated February 28, 2013 (“Note”), Holder made a loan to Maker in the amount of $23,000,000.

B.          By the First Amendment to Promissory Note executed between Maker and Holder as of March 17, 2015, Maker and Holder agreed to amend certain terms of the Note, including extending the Note payment date to July 1, 2017.

C.          Maker and RACER Properties LLC, an affiliate of Holder, are parties to that certain Purchase and Sale Agreement dated February 28, 2013 (“PSA”).

D.          Maker and Holder executed a Third Amendment to the PSA as of May 31, 2017, which effectively extended the term of the Note to July 31, 2018.

E.          Holder and Maker wish to amend certain terms of the Note further as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, Holder and Maker hereby covenant and agree as follows:

1.          Defined Terms. Initially capitalized terms not otherwise defined herein shall have the meanings set forth in the Note.

2.          Amendment to Note. Maker was required to pay Holder the sum of $173,500 per month pursuant to the Note. Maker has failed to make certain of the payments under the Note. Holder has agreed to amend the Note further to defer the Note payment for a period of an additional five (5) months, effective July 31, 2018, such that the entire balance of principal and interest outstanding under the Note shall be due and payable in full on December 31, 2018.

3.          No Other Modifications. Except as expressly modified hereby, the Note shall  remain unmodified and in full force and effect.

4.          Governing Law. This Amendment will be governed by and construed according to the laws of the State of Louisiana.

[Remainder of Page Left Blank Intentionally; Signature Page Follows]

IN WITNESS WHEREOF, Maker and Holder have executed this Second Amendment as of the date first set forth above.

MAKER:

ELIO MOTORS, INC.

By:	/s/ Paul Elio
Its:	CEO

HOLDER:

REVITALIZING AUTO COMMUNITIES ENVIRONMENTAL RESPONSE TRUST

By:	EPLET, LLC, acting solely in its capacity as Administrative Trustee of Revitalizing Auto Communities Environmental Response Trust

By:	/s/ Elliott P. Laws
ELLIOTT P. LAWS, not individually, but acting solely in his capacity as Managing Member